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                                                            EXHIBIT 23.1

                      INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Mercantile Bancorporation Inc.

We consent to the incorporation by reference in the Registration Statements No. 2-78395, No. 33-15265, No. 33-33870, No. 33-35139,
No. 33-43694, and No. 33-48952, each on Form S-8, and No. 33-45863 and No. 33-50981, each on Form S-4, of Mercantile Bancorporation Inc. of our report dated June 3, 1994, relating to the supplemental consolidated balance sheets of Mercantile Bancorporation Inc. and subsidiaries as of December 31, 1993, 1992 and 1991, and the related supplemental consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the Current Report of Form 8-K dated June 17, 1994 of Mercantile Bancorporation Inc.

                                        /s/ KPMG PEAT MARWICK

St. Louis, Missouri
June 16, 1994